Exhibit 21.1

Subsidiaries of Lendbuzz Inc.

Name	Jurisdiction

Lendbuzz Funding, LLC	Delaware

Lendbuzz LTD	Israel

Lendbuzz Floorplan, LLC	Massachusetts

Lendbuzz SPV IV, LLC	Delaware

Lendbuzz Depositor, LLC	Delaware

Lendbuzz SPV V, LLC	Delaware

Lendbuzz SPV VII, LLC	Delaware

Lendbuzz Depositor II, LLC	Delaware

Lendbuzz SPV VIII, LLC	Delaware

Lendbuzz SPV IX, LLC	Delaware

Lendbuzz Floorplan SPV I, LLC	Delaware

Lendbuzz Securitization Trust 2021-1	Delaware

Lendbuzz Securitization Trust 2022-01	Delaware

Lendbuzz Securitization Trust 2023-1	Delaware

Lendbuzz Securitization Trust 2023-3	Delaware

Lendbuzz Securitization Trust 2024-1	Delaware